Exhibit 99.1

AspenBio Pharma – Confirms it is Pursuing FDA 510(k) Application Pathway for Appendicitis Blood Test

AppyScore™, the First Blood-based Screening and Triage Test for Human Appendicitis, is officially pursuing an FDA OIVD 510(k) (Pre-Market Notification) Application Pathway.

CASTLE ROCK, Colo., Nov. 27 /PRNewswire-FirstCall/ — AspenBio Pharma, Inc. (NasdaqCM: APPY — News) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, has received an official response from the Food and Drug Administration (FDA) Office of In Vitro Diagnostic Device Evaluation and Safety (OIVD) regarding AspenBio’s pre-investigational device exemption (“IDE”) application on AppyScore™, the first blood-based screening/triage test for human appendicitis.

The official response from FDA has provided the company with the choice of pursuing either an FDA 510(k) (Pre-Market Notification) regulatory clearance or a PMA (Pre-Market Approval) for AppyScore. Based on this response, the company has now officially chosen to follow the 510K pathway. Generally the FDA’s 510(k) application pathway has a much shorter time-line to clearance than the alternative PMA (Pre-Market Approval) process. The company expects to complete the appropriate regulatory requirements to receive a 510(k) clearance for AppyScore before the end of 2008.

“This represents another major milestone in the advancement of our breakthrough screen test for appendicitis,” said AspenBio’s president and CEO, Richard Donnelly. “and demonstrates the strength of our initial clinical results and particularly the high sensitivity of AppyScore. We expect the FDA 510(k) to be a faster and easier path for regulatory clearance and introduction of this product. Most importantly, it creates the possibility of being able to begin marketing the first version of this test in the United States and certain international markets in 2008.”

About AppyScore and the Need for a New Method of Diagnosing Appendicitis

AspenBio’s AppyScore is the first blood-based Screen/Triage Test for human appendicitis. An estimated 5% to 7% of the world’s population will get appendicitis in their lifetime. Annually, in the U.S. alone, an estimated 6 million patients enter hospital emergency rooms (ERs) complaining of abdominal pain, and who could potentially have appendicitis. Upon entering the ER, the current standard of care for these patients is to draw blood and urine samples, take vital signs and complete an initial physical health examination. Depending upon the results and clinical impression of the ER physician, a computed tomography (CT) scan may also be scheduled to assist in the diagnosis or rule out of appendicitis. CT scans generally take several hours to schedule and complete the procedure, and interpret the results. Moreover, CT scans are expensive, costing $1,500 to $3,000 each, and subject patients (mostly children and adolescents) to high levels of ionizing radiation.

Based upon the current standard of care, an estimated 700,000 patients in the U.S. are diagnosed with appendicitis and have their appendixes surgically removed. However, an estimated 1 in 5 to 1 in 7 (14% to 20%) appendectomy surgeries remove a normal appendix due to an incorrect diagnosis. This would mean more than a 100,000 unnecessary surgeries occur every year at a great cost to patients, insurance companies and create unnecessary pain, suffering and risk to human life and possibly other ongoing patient health issues.

Not properly detecting real cases of appendicitis is also a major problem. A large independent research report (Graff et al., 2000 Acad Emerg Med Vol 7 n 11 pp 1244-55) of approximately 1,026 appendicitis patients from 12 hospitals across the northeastern United States reported that an average of 18.6% of patients (ranging from 10.6% to 27.8% per hospital) were incorrectly diagnosed as not having appendicitis and were sent home, only to return to the emergency room with acute appendicitis in an advanced or burst condition. If the Graff report is representative of the state-of-the-art diagnostics for appendicitis, then the 98% sensitivity level of AppyScore – as reported by company’s recent large-scale multi-hospital study – demonstrates the substantial impact this screening test could have for life threatening misdiagnoses. The false negative diagnosis of appendicitis could become much less frequent using AppyScore, resulting in fewer patients with appendicitis being erroneously sent home.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of, obtain FDA clearance for and generate revenues from the appendicitis test and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
Tel 949-574-3860